EXHIBIT F-3


             [Letterhead of Entergy Services, Inc.]

                                                November 27, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sirs:

          I have reviewed the joint Application-Declaration on Form U-1, as amended through the date hereof (the "Application-Declaration"), filed by Entergy Services, Inc. ("Company"), Entergy Corporation ("Entergy"), Entergy Arkansas, Inc. ("Arkansas"), Entergy Gulf States, Inc. ("Gulf States"), Entergy Louisiana, Inc. ("Louisiana"), Entergy Mississippi, Inc. ("Mississippi"), Entergy New Orleans, Inc. ("New Orleans"), System Energy Resources, Inc. ("System Energy"), Entergy Operations, Inc. ("EOI") and System Fuels, Inc. ("SFI"), relating to, among other things, (i) the extension of the operation of the Entergy System Money Pool ("Money Pool"), (ii) the proposed loans by the Company from time to time of available funds to Arkansas, Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI and SFI through the Money Pool and the proposed acquisition by the Company from such companies of promissory notes ("Money Pool Notes") in connection therewith, (iii) the proposed borrowings by the Company from time to time through the Money Pool and the proposed issuance by the Company to Entergy,
Arkansas, Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI and SFI of promissory notes ("Company Notes") in connection therewith, (iv) the extension of the borrowing period under the Loan Agreement, dated as of September 18, 1991, as amended, between the Company and Entergy ("ESI Loan Agreement"), (v) the proposed borrowings by the Company from time to time pursuant to the ESI Loan Agreement and the proposed issuance by the Company to Entergy of a promissory note ("ESI Note") in connection therewith, (vi) the extension of the period during which the Company may enter into external borrowing arrangements with one or more banks, and (vii) the proposed borrowings by the Company from time to time pursuant to such arrangements with such banks and the proposed issuance by the Company of a promissory note or notes in connection therewith ("Bank Notes"), all as described in the Application-Declaration. I am counsel for the Company and am of the opinion that:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          (2) In the event that the proposed transactions shall have been duly authorized by all necessary corporate actions on the part of the Company and are consummated in accordance with the provisions of the Company's organizational documents and the Application-Declaration:

          (a)   insofar  as the participation by the  Company  in
said   proposed  transactions  is  concerned,  all   state   laws
applicable thereto will have been complied with;

          (b) the Company Notes to be issued in connection with borrowings by the Company through the Money Pool, the ESI Note to be issued in connection with borrowings by the Company pursuant to the ESI Loan Agreement, and the Bank Notes to be issued in connection with borrowings by the Company pursuant to borrowing arrangements with one or more banks, will be valid and binding obligations of the Company in accordance with their respective terms;

          (c) assuming that they will have been duly authorized and legally issued, the Company will legally acquire the Money Pool Notes to be issued by Arkansas, Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI and SFI evidencing their respective borrowings from the Company through the Money Pool; and

          (d) the consummation by the Company of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof of which I am aware.

          I am a member of the Bars of the State of Louisiana and New Jersey and do not hold myself out as an expert on the laws of any other state.

          My consent is hereby given to the filing of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,


                              /s/ Mark W. Hoffman, Esq.


                              Mark W. Hoffman, Esq.